Exhibit 99.1

MARKETAXESS REPORTS FOURTH QUARTER 2015 REVENUES OF $76.6 MILLION,

PRE-TAX INCOME OF $37.0 MILLION AND DILUTED EPS OF $0.65

Company Announces 30% Increase in Regular Quarterly Dividend to $0.26 per Share,

up from $0.20

Fourth Quarter Financial Highlights*

•	Revenues of $76.6 million, up 9.2%

•	Pre-tax income of $37.0 million, up 10.4%

•	Diluted EPS of $0.65, up 14.0% from $0.57

•	Record total trading volume of $250.4 billion, up 18.5%

•	Record estimated U.S. high grade market share of 17.6%, up from 16.1%

*	All comparisons versus fourth quarter 2014.

Full Year 2015 Financial Highlights**

•	Record revenues of $303.1 million, up 15.3%

•	Record commission revenue of $266.2 million, up 20.4%

•	Expenses of $155.2 million, up 7.6%

•	Record pre-tax income of $147.9 million, up 24.8%

•	Record diluted EPS of $2.55, up 29.4% from $1.97

•	Record total trading volume of $978.5 billion, up 27.6%

•	Record estimated U.S. high grade market share of 16.8%, up from 14.5%

**	All comparisons versus full year 2014.

NEW YORK, January 27, 2016 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the fourth quarter and full year ended December 31, 2015.

“Fourth quarter and full year earnings results show continued strong growth, driven by an acceleration of market share gains across core products. The expansion of our liquidity pool through all-to-all Open Trading is further reducing transaction costs for our clients, fueling rapid growth in electronic order flow,” said Richard M. McVey, Chairman and CEO of MarketAxess. “We are actively investing to expand the global credit products available for trading on our market leading technology platform.”

Fourth Quarter Results

Total revenues for the fourth quarter of 2015 increased 9.2% to $76.6 million, compared to $70.2 million for the fourth quarter of 2014. Pre-tax income was $37.0 million, compared to $33.5 million for the fourth quarter of 2014, an increase of 10.4%. Pre-tax margin was 48.3%, compared to 47.7% for the fourth quarter of 2014. Net income totaled $24.5 million, or $0.65 per share on a diluted basis, compared to $21.6 million, or $0.57 per share for the fourth quarter of 2014.

Commission revenue for the fourth quarter of 2015 increased 12.0% to a record $67.6 million, compared to $60.4 million for the fourth quarter of 2014 principally due to growth in variable transaction fees. Variable transaction fees increased 16.3% to $51.3 million on total trading volume of $250.4 billion for the fourth quarter of 2015, compared to variable transaction fees of $44.1 million on total trading volume of $211.4 billion for the fourth quarter of 2014. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 17.6% on an adjusted basis, compared to an estimated 16.1% for the fourth quarter of 2014. See Non-GAAP Financial Measures and Other Items below for further information on FINRA TRACE volume and U.S. high-grade market share.

All other revenue, which consists of information and post-trade services, technology products and services, investment income and other revenue, decreased to $9.0 million, compared to $9.8 million for the fourth quarter of 2014. Lower technology-related professional consulting services fees and the unfavorable impact of the strengthening U.S. dollar accounted for the decline in all other revenue.

Total expenses for the fourth quarter of 2015 increased 8.1% to $39.7 million, compared to $36.7 million for the fourth quarter of 2014. The increase in total expenses was principally due to higher employee compensation and benefits costs of $1.7 million and clearing costs of $0.6 million.

The effective tax rate for the fourth quarter of 2015 was 33.8%, compared to 35.4% for the fourth quarter of 2014. The lower effective tax rate was principally due to a shift in income to lower tax jurisdictions and a reduction in statutory foreign and state tax rates. Similar to the fourth quarter of 2014, the income tax provision for the fourth quarter of 2015 includes a benefit for certain tax credits amounting to approximately $0.4 million, or $0.01 per diluted share.

Employee headcount was 342 as of December 31, 2015, compared to 303 as of December 31, 2014.

Full Year 2015 Results

Total revenues for the year ended December 31, 2015 increased 15.3% to a record $303.1 million, compared to $262.8 million for 2014. Pre-tax income was a record $147.9 million, compared to $118.5 million for 2014, an increase of 24.8%. Pre-tax margin was 48.8%, compared to 45.1% for 2014. Net income totaled $96.0 million, or $2.55 per share on a diluted basis, compared to $74.8 million, or $1.97 per share for 2014.

Commission revenue for the year ended December 31, 2015 increased 20.4% to a record $266.2 million, compared to $221.1 million for 2014 principally due to growth in variable transaction fees. Variable transaction fees increased 28.8% to $201.3 million on total trading volume of $978.5 billion, compared to variable transaction fees of $156.2 million on total trading volume of $767.0 billion for 2014. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 16.8% in 2015 on an adjusted basis, compared to an estimated 14.5% in 2014. See Non-GAAP Financial Measures and Other Items below for further information on FINRA TRACE volume and U.S. high-grade market share.

All other revenue decreased 11.4% to $36.9 million in 2015, compared to $41.6 million for 2014. Lower technology-related professional consulting services fees and the unfavorable impact of the strengthening U.S. dollar accounted for the decline in all other revenue.

Total expenses for the year ended December 31, 2015 increased 7.6% to $155.2 million, compared to $144.2 million for 2014. The increase in total expenses was principally due to higher employee compensation and benefits costs of $8.9 million resulting from an increase in incentive and stock-based compensation costs and employee headcount.

Capital spending for the year ended December 31, 2015 was $15.4 million compared to $14.8 million in 2014.

The effective tax rate for 2015 was 35.1%, compared to 36.9% for 2014. The lower effective tax rate was principally due to a shift in income to lower tax jurisdictions and a reduction in statutory foreign and state tax rates.

Dividend

The Company’s board of directors declared a 30% increase in the quarterly cash dividend to $0.26 per share of common stock outstanding, to be paid on February 25, 2016 to stockholders of record as of the close of business on February 11, 2016.

Share Repurchase Program

A total of 32,700 shares were repurchased in the fourth quarter of 2015 at a cost of $3.1 million under the Company’s existing share repurchase program, which expires on February 29, 2016. In January 2016, the Company’s board of directors authorized a new two-year $25.0 million share repurchase program.

Balance Sheet Data

As of December 31, 2015, total assets were $439.0 million and included $284.4 million in cash, cash equivalents and securities available-for-sale. Total stockholders’ equity as of December 31, 2015 was $390.7 million.

Guidance for 2016

The Company expects total expenses for 2016 to be in the range of $168.0 million to $176.0 million and its capital spending for 2016 to be in the range of $18.0 million to $22.0 million. The Company also anticipates that the overall effective tax rate for 2016 will be between 34% and 36%.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA.

For purposes of calculating U.S. high-grade estimated market share, FINRA TRACE volumes have been adjusted to eliminate the increased reporting of affiliate back-to-back trade to FINRA beginning in April 2015 and the inclusion of 144A securities beginning in July 2015. Based on information provided by FINRA, the Company believes that the adjusted FINRA TRACE volumes provide a more accurate comparison to prior period reporting. The Company has provided a reconciliation of U.S. high-grade TRACE volumes to the adjusted U.S. high-grade TRACE volumes on the “Investor Relations-Volume” section of its website.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, January 27, 2016, at 10:00 a.m. Eastern time. To access the conference call, please dial

855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, credit default swaps and other fixed-income securities. MarketAxess SEF Corporation has received temporary registration from the U.S. Commodity Futures Trading Commission to operate a swap execution facility. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	Bryant Park Financial Communications
+1-212-813-6017	+1-917-239-6726

Florencia Panizza

MarketAxess Holdings Inc.

+1-212-813-6029

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$67,613	$60,372	$266,221	$221,138
Information and post-trade services	7,678	7,869	30,660	31,510
Technology products and services	708	1,289	3,573	6,874
Investment income	284	127	905	543
Other	361	510	1,739	2,709

Total revenues	76,644	70,167	303,098	262,774

Expenses
Employee compensation and benefits	21,087	19,376	83,856	74,995
Depreciation and amortization	4,685	4,425	18,542	17,379
Technology and communications	3,720	4,385	15,916	17,685
Professional and consulting fees	3,540	3,463	13,043	14,375
Occupancy	1,215	1,063	4,685	4,381
Marketing and advertising	1,888	1,429	6,148	5,769
General and administrative[1]	3,523	2,537	13,008	9,654

Total expenses	39,658	36,678	155,198	144,238

Income before taxes	36,986	33,489	147,900	118,536
Provision for income taxes	12,495	11,853	51,863	43,730

Net income	$24,491	$21,636	$96,037	$74,806

Per Share Data:
Net income per common share
Basic	$0.67	$0.59	$2.62	$2.03
Diluted	$0.65	$0.57	$2.55	$1.97

Cash dividends declared per common share	$0.20	$0.16	$0.80	$0.64

Weighted-average common shares:
Basic	36,673	36,729	36,690	36,930
Diluted	37,638	37,711	37,637	37,889

[1]	Includes clearing costs of $1.1 million and $0.5 million for the three months ended December 31, 2015 and 2014, respectively, and $3.3 million and $1.3 million for the twelve months ended December 31, 2015 and 2014, respectively.

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	Total Commissions Revenues
	(In millions)
	(unaudited)
Transaction Fees
U.S. High-Grade	$24,686	$23,146	$101,348	$83,211
Other Credit [1]	26,002	20,245	97,323	70,183
Liquid Products [2]	606	724	2,595	2,840

Total Transaction Fees	51,294	44,115	201,266	156,234

Distribution Fees
U.S. High-Grade	14,665	14,441	58,075	56,659
Other Credit[1]	1,439	1,609	5,839	7,538
Liquid Products[3]	215	207	1,041	707

Total Distribution Fees	16,319	16,257	64,955	64,904

Total Commissions	$67,613	$60,372	$266,221	$221,138

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$180	$186	$182	$182
U.S. high-grade - floating-rate	33	45	42	51
Total U.S. high-grade	172	178	175	175
Other credit	285	315	290	311
Liquid products	38	42	40	43
Total	205	209	206	204

[1]	Other Credit includes high-yield, emerging markets, Eurobonds and structured products bonds.
[2]	Liquid Products includes U.S. agencies and European government bonds.
[3]	Includes CDS SEF-related revenue.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	December 31, 2015	December 31, 2014
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$199,728	$168,924
Securities available-for-sale	84,706	64,863
Accounts receivable, net	40,459	33,836
All other assets	114,148	112,261

Total assets	$439,041	$379,884

Liabilities and Stockholders’ Equity
Total liabilities	48,328	45,676
Total stockholders’ equity	390,713	334,208

Total liabilities and stockholders’ equity	$439,041	$379,884

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

Earnings Before Interest, Taxes, Depreciation and Amortization

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(In thousands)
	(unaudited)
Net income	$24,491	$21,636	$96,037	$74,806
Add back:
Interest expense	—	—	—	—
Provision for income taxes	12,495	11,853	51,863	43,730
Depreciation and amortization	4,685	4,425	18,542	17,379

Earnings before interest, taxes, depreciation and amortization	$41,671	$37,914	$166,442	$135,915

MarketAxess Holdings Inc.

Volume Statistics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$136,015	$122,899	$549,086	$450,139
U.S. high-grade - floating-rate	7,234	7,295	28,547	25,231

Total U.S. high-grade	143,249	130,194	577,633	475,370
Other credit	91,257	64,211	335,513	226,033
Liquid products	15,864	16,964	65,365	65,558

Total	$250,370	$211,369	$978,511	$766,961

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$2,310	$2,100	$2,311	$1,901
Other credit	1,462	1,029	1,338	902
Liquid products	256	274	261	262

Total	$4,028	$3,403	$3,910	$3,065

Number of U.S. Trading Days [1]	62	62	250	250
Number of U.K. Trading Days [2]	64	64	253	253

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.